SERVICE AGREEMENT
This Contract for Services is made effective as of June 01, 2015, by and between ralliBox, Inc. ( ralliBox ) of 547 22ND ST, OGDEN,
Utah 84403, and Netherin Enterprises, LLC ( Netherin ) of 547 22ND
ST, OGDEN, Utah 84403.
1. DESCRIPTION OF SERVICES. Beginning on June 01, 2015, Netherin
will provide to ralliBox the services described in the attached Exhibit (collectively, the Services ).
2. PAYMENT. Payment shall be made to Netherin Enterprises, LLC,
OGDEN, Utah 84403. ralliBox agrees to pay Netherin as follows:
15% of gross revenue generated by access to the Co-commerce Platform, calculated on a monthly basis, or $50,000, whichever is greater, due and payable 10 days after the end of each month.
ralliBox shall pay all costs of collection, including without limitation, reasonable attorney fees. In addition to any other right or remedy provided by law, if ralliBox fails to pay for the Services when due, Netherin has the option to treat such failure to pay as a material breach of this Contract, and may cancel this Contract and/or seek legal remedies.
3. TERM. This Contract may be terminated by either party upon
10 days prior written notice to the other party. An email notice by one party will suffice.
4. WORK PRODUCT OWNERSHIP. Any copyrightable works, ideas, discoveries, inventions, patents, products, or other information (collectively the Work Product ) developed in whole or in part by Netherin in connection with the Services will be the exclusive property of Netherin. Upon request, ralliBox will execute all documents necessary to confirm or perfect the exclusive ownership of Netherin to the Work Product.
5. DEFAULT. The occurrence of any of the following shall constitute a material default under this Contract:
a. The failure to make a required payment when due.
b. The insolvency or bankruptcy of either party.
c. The subjection of any of either party s property to any levy, seizure, general assignment for the benefit of creditors, application or sale for or by any creditor or government agency.
d. The failure to make available or deliver the Services in the time and manner provided for in this contract.
6. REMEDIES. In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condition of this Contract (including without limitation the failure to make a monetary payment when due), the other party may terminate the Contract by providing written notice to the defaulting party. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice shall have 10 days from the effective date of such notice to cure the default(s). Unless waived in writing by a party providing notice, the failure to cure the default(s) within such time period shall result in the automatic termination of this Contract.
7. FORCE MAJEURE. If performance of this Contract or any obligation under this Contract is prevented, restricted, or interfered with by causes beyond either party s reasonable control ( Force Majeure ), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, or strikes, lock-outs, work stoppages. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.
8. ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Contract. This Contract supersedes any prior written or oral agreements between the parties.
9. SEVERABILITY. If any provision of this Contract will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.
10. AMENDMENT. This Contract may be modified or amended in writing by mutual agreement between the parties, if the writing is signed by the party obligated under the amendment.
11. GOVERNING LAW. This Contract shall be construed in accordance with the laws of the State of Utah.
12. NOTICE. Any notice or communication required or permitted under this Contract shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the address set forth in the opening paragraph or to such other address as one party may have furnished to the other in writing, or by electronic transmission.
13. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Contract shall not be construed as a waiver or limitation of that party s right to subsequently enforce and compel strict compliance with every provision of this Contract.
14. ATTORNEY S FEES TO PREVAILING PARTY. In any action arising hereunder or any separate action pertaining to the validity of this Agreement, the prevailing party shall be awarded reasonable attorney
 s fees and costs, both in the trial court and on appeal.
15. CONSTRUCTION AND INTERPRETATION. The rule requiring construction or interpretation against the drafter is waived. The document shall be deemed as if it were drafted by both parties in a mutual effort.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written. David Kneusel, President for ralliBox, Inc., and David Kneusel, Manager for Netherin Enterprises, LLC, effective as of the date first above written.
Service Recipient: ralliBox, Inc.
By: ________________________________________ David Kneusel
Service Provider: Netherin Enterprises, LLC
By: ________________________________________ David Kneusel
EXHIBIT Description of Services
Developing, maintaining, customizing, hosting and providing internet access to a Co-commerce Platform.
1) ralliBox clients (merchants) shall have the ability to create e-commerce websites facilitating e-commerce retail transactions.
2) Merchants shall have the ability to list and upload their various inventory items, such that they will be available to other merchants (using the co-commerce platform) to feature on their e-commerce websites.
3) Merchants shall have the ability to feature inventory items owned by other merchants on their e-commerce websites.
4) The Co-commerce platform shall enable rallibox to provide administrative services to its clients, including but not limited to:

a) The calculation of purchase prices, sales tax, handling and processing fees, shipping charges, and any other appropriate fees for retail transactions.
b) The collection of proceeds from retail transactions (credit/debit card payments).
c) Shipping instructions for the inventory owners.
d) The remittance of shipping fees to the inventory owners.
e) The calculation and remittance of sales tax fees to the selling merchants.
f) The calculation and remittance of the share of profits due to the inventory owners and the selling merchants.
g) The calculation and remittance of the cost of inventory items to the inventory owners.
h) The calculation and transfer of fees due to ralliBox.
i) Providing sales tax reports to merchants.
j) The resolution of disputed retail transactions.
5) The co-commerce platform, including all the various retail e-commerce websites shall be hosted and maintained by Netherin.
6) ralliBox shall have access to online administrative tools.